                                                                    EXHIBIT 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                                   Three Months Ended            Nine Months Ended
                                                                      September 30,                  September 30,
                                                               ---------------------------   ----------------------------
                                                                   2006           2005           2006            2005
                                                               ------------   ------------   ------------    ------------
Net earnings applicable to common shareholders, basic.......   $  1,173,841   $    531,307   $  2,560,988    $  1,700,624
Add: Dividend to preferred shareholders.....................             --         24,819         96,410          68,019
Less: Change in fair value of warrants......................             --             --       (841,215)             --
                                                               ------------   ------------   ------------    ------------
Net earnings, diluted.......................................   $  1,173,841   $    506,488   $  1,816,183    $  1,632,605
                                                               ============   ============   ============    ============

Weighted average common shares outstanding, basic ..........     18,963,948     12,836,971     17,665,550      12,704,035
Common share equivalents relating to:
     Preferred stock........................................             --      2,191,914      1,270,330       2,159,215
     Stock options..........................................        586,714        635,400        740,428         672,263
     Warrants...............................................             --        998,468          4,055       1,098,286
                                                               ------------   ------------   ------------    ------------
Weighted average common shares outstanding .................     19,550,662     16,662,753     19,680,363      16,633,799
                                                               ============   ============   ============    ============

Net earnings per share:
     Basic..................................................   $       0.06   $       0.04   $       0.14    $       0.13
     Diluted................................................   $       0.06   $       0.03   $       0.09    $       0.10

Anti-dilutive preferred stock, stock options and
warrants not included in the diluted earnings per share
computations................................................      2,807,156        584,163      2,425,806         481,298
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See notes to consolidated financial statements.